Exhibit 10.1

January 31, 2008

Mark A. Hess

Dear Mark:

We are pleased to extend you an offer of employment with Geokinetics in the position of Vice President & Chief Accounting Officer.  This offer shall supersede any and all previous offers, agreements or understandings, if any, between you and Geokinetics.

The key components of your employment with Geokinetics are as follows:

•                  Your position will be Vice President & Chief Accounting Officer and you will report to Scott McCurdy, Chief Financial Officer.  You will devote substantially all of your business time, attention and best efforts to the affairs of the Company.

•                  Your starting base salary will be 14,166.67 per month, which amounts to $170,000 on an annual basis.   Your salary will be reviewed annually.

•                  In addition to your salary, you will be eligible to participate in a bonus plan with an annual target of 37.5% (0 - 75%) of your annual base salary.  This will be paid in accordance with the Company’s Total Compensation Program.  You must be employed at the time of payment in order to receive your annual bonus.

•                  You will be eligible for a sign-on bonus in the amount of $30,000, to be paid within thirty (30) days of your start date.  Should you resign within twelve (12) months of your start date, you will be required to repay the amount of the sign-on bonus paid to you.

•                  You will be eligible for a grant of 3500 shares of restricted stock, subject to the approval by Geokinetics’ Board of Directors.   Restrictions on this stock will be lifted in three equal, yearly, installments beginning one (1) year from the Effective Date, which will be May 15, 2008.  The grant will be subject to all of the provisions of the 2007 Stock Awards Plan (including change of control provisions).

•                  You will also be eligible to participate in our employee benefits program (including 401k, medical and dental, etc.) in accordance with the terms of each Plan’s provisions.   You will receive full-reimbursement for all business-related expenses including CPA fees, licenses, training, etc.  You will also be entitled to four (4) weeks of vacation annually.  On your first day of employment, please bring verifying documentation (i.e., Social Security numbers and dates of birth) if you have dependents for whom you wish to have covered under the Company’s benefits program.

•                  Should the Company terminate your employment, other than for cause, you will be entitled to receive as compensation a sum equal to .75 times your annual base salary.  This would be paid in accordance with the Company’s policy in place at the time.

•                  Following the occurrence of a Change in Control (as defined in the Geokinetics Inc. 2002 Stock Awards Plan) that results in a dimunition of your duties, responsibilities or position in the management of the Company and/or results in a material negative impact on your renumeration (“a Material Negative Event”), you will have the right to terminate the Agreement by written notice to the Company within 90 days following the occurrence of the Material Negative Event by giving 60 days notice.  If you make the election to terminate the Agreement under this section and have given the required notice, then you shall be entitled to receive as compensation a sum equal to your annual base salary.  Such amount shall be paid in a single lump sum on your employment termination date.  This would be paid in accordance with the Company’s policy in place at the time.

•                  Notwithstanding anything to the contrary in this Agremeent, to the extent that you, in your individual capacity, or your advisors determine that you are deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) and that compliance with Section 409A of the Code so requires, you and the Company agree that any non-qualified deferred compensation payments due to you under this Agreement in connection with a termination of your employment which do not constitue short-term deferrals and would otherwise have been payable to you at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum, immediately following, the expiration of such six-month period.

•                  As with all compensation and benefits programs, the Company reserves the right to change, amend or discontinue them at any time.

•                  It is agreed that your hiring is confidential and shall not be disclosed by you, other than to fulfill obligations to your current employer and by the Company, other than to arrange for necessary steps to your beginning employment until your start date.  Upon your start date, which will be deemed your hire date, if you are designated as a Section 16 Officer, the Company will make a public announcement of your hire.

•                  In the course of performing your duties, you will be handling information concerning the Company, including, but not limited to, financial accounting, statistical and personnel information.  All such information is confidential and shall not be disclosed, directly or indirectly, to any person other than authorized agents of the Company.  Upon your release or resignation, you agree not to remove, retain, copy, or utilize andy confidential, privileged or proprietary information or property of the Company.  All discoveries, inventions or techniques developed in the course of your employment belong to the Company and will be disclosed and assigned to it by you.  You will be required to execute the Company’s standard forms with regards to the above upon hire and periodically thereafter.

•                  Your anticipated start date will be April 1, 2008.

Your employment is on an “at-will” basis, meaning that both you and the Company are free to terminate the employment relationship at any time, for any reasons, with or without notice, and with or without cause.

This offer of employment, and your continued employment with the Company, is conditioned upon the following: In the event one or more conditions are not satisfied nor or in the future, this offer may be rescinded or your employment terminated if it has already commenced:

•                  Satisfactory results of a standard background check which may include verification of education, verification of previous employment, satisfactory references, review of your credit report, a drug screen, and a criminal history report. Appropriate authorization forms are included with this letter for you to sign and return.  Given the nature of your position, you also agree that these checks may be performed periodically over the course of your employment in accordance with the Company’s policies for senior financial personnel.

•                  Confirmation by you that you have not entered into any contracts, agreements or covenants with any prior employer that would prevent you from working in the capacity for which you have been offered employment.

•                  Your execution of the Company’s Patent and Confidentiality Agreement, which is included with this letter for you sign and return.

•                  Verification of your legal right to work in the United States. Proof of employability is required on or before your start date. Included with this letter is a list that sets forth acceptable documents to satisfy this requirement.

•                  Execution of the Company’s standard Employment Application, which is included with this letter for you to complete and return. If you have submitted a complete Employment Application within the past twelve (12) months, you do not need to complete and submit a new Employment Application.

We look forward to having you as a member of our team and are confident that you will find your employment here rewarding.  If all of the foregoing is acceptable, please sign below and return one copy of this letter to the undersigned along with the other requested documentation.

Sincerely,

/s/ Scott McCurdy	/s/ David N. Barbee
Scott McCurdy	David N. Barbee
Vice President & CFO	Vice President, Human Resources

AGREED and ACCEPTED:

/s/ Mark A. Hess
Mark A. Hess

3/17/08
Date